Exhibit 99.1

Press Contact:	Investor Relations:
Drew Guthrie	Melissa Kivett	John Egan
Manager, Communications	Senior Vice President	Vice President
and Media Relations	Investor Relations	Investor Relations
Phone: 212-859-7002	Phone: 212-859-7029	Phone: 212-859-7197
Fax: 212-859-5893	Fax: 212-859-5893	Fax: 212-859-5893
drew.guthrie@assurant.com	melissa.kivett@assurant.com	john.egan@assurant.com

Assurant Appoints Michael J. Peninger as Chief Financial Officer

P. Bruce Camacho Resigns; John S. Roberts Named President and Chief

Executive Officer, Assurant Employee Benefits

NEW YORK, March 9, 2009 — Assurant, Inc. (“Assurant”) (NYSE: AIZ), a premier provider of specialized insurance and insurance-related products and services, today announced that Michael J. Peninger, interim chief financial officer, will become executive vice president and chief financial officer. He will succeed P. Bruce Camacho. Assurant’s Board of Directors has agreed to Mr. Camacho’s request to resign as chief financial officer in order to pursue other opportunities. Both changes will take effect on March 15. Mr. Camacho has also agreed to assist Assurant as a consultant for a 12-month transition period starting March 16.

Mr. Peninger has served as Assurant’s interim CFO since July 18, 2007. Previously, he had been president and chief executive officer of Assurant Employee Benefits, beginning in January 1999.

“Mike has demonstrated that he can operate effectively both in leading a business line as well as serving in corporate staff positions during his 23-year career at Assurant. Mike has had broad exposure to our specialty insurance businesses which, combined with his financial expertise, makes him the ideal candidate to lead Assurant’s financial operations,” said Robert B. Pollock, president and chief executive officer.

Assurant also named John S. Roberts president and chief executive officer, Assurant Employee Benefits, effective March 15. Mr. Roberts had assumed these roles on an interim basis when Mr. Peninger was appointed Assurant’s interim CFO.

“John is a seasoned executive who is highly respected in the employee benefits marketplace. With more than 25 years of experience in the disability, dental, life and special risk businesses, his leadership has earned him the respect of his peers, both at Assurant and industry-wide,” continued Mr. Pollock.

Mr. Peninger was named interim CFO of Assurant after Mr. Camacho was placed on administrative leave by the Company’s Board of Directors after he had received a “Wells Notice” from the U.S. Securities and Exchange Commission (the “SEC”) in connection with an ongoing industry investigation of certain loss mitigation insurance products.

As previously disclosed, on July 17, 2007, Mr. Pollock, Mr. Camacho and Adam Lamnin, executive vice president and chief financial officer of Assurant Solutions / Assurant Specialty Property, each received a “Wells Notice” and was placed on administrative leave by Assurant’s Board of Directors. Mr. Pollock was reinstated to his positions by the Board of Directors on January 28, 2008 after Assurant’s Board determined that it was in the best interests of the Company, its shareholders, customers and employees for him to resume leadership of Assurant. Mr. Lamnin will be returning to work with the Company reporting to Mr. Pollock and, initially, assisting with a variety of strategic projects. These developments do not imply any conclusion concerning the outcome of the SEC investigation, which Assurant believes focuses on a catastrophe reinsurance contract between the Company and one reinsurer that commenced over a decade ago and expired in 2004. The SEC staff’s inquiry continues, and Assurant continues to cooperate fully.

“In his 18-plus years with Assurant, Bruce has made many significant contributions. His leadership was particularly critical during the acquisition and integration of American Bankers and in establishing the strategic direction for Assurant Solutions and Assurant Specialty Property. Bruce was also instrumental with respect to Assurant’s public offering in 2004. While we are sad to see him go, we wish Bruce well in what we know will be successful future endeavors. We are pleased we will have the opportunity to continue to work with Bruce during his consulting assignment,” concluded Mr. Pollock.

Assurant is a premier provider of specialized insurance products and related services in North America and selected international markets. Its four key businesses — Assurant Solutions, Assurant Specialty Property, Assurant Health and Assurant Employee Benefits — have partnered with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments worldwide.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has more than $24 billion in assets and $8 billion in annual revenue. Assurant has approximately 15,000 employees worldwide and is headquartered in New York’s financial district. www.assurant.com.

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